UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 7, 2011

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	333-150853-04	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

See the disclosures under Item 2.03 of this Current Report on Form 8-K, which is incorporated by reference in this Item 1.01, for a description of (i) the Indenture, dated as of June 7, 2011 (the “Senior Notes Indenture”), among Forbes Energy Services Ltd., a Bermuda exempt company (“Company”), as issuer, the subsidiary guarantors identified in the Senior Notes Indenture (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee, governing the terms of the Company’s 9% Senior Notes due 2019 (CUSIP Nos. 345143 AA9 and G37948 AB5) (“Senior Notes”), (ii) the Purchase Agreement, dated as of May 24, 2011 (the “Purchase Agreement”), among Jefferies & Company, Inc. (the “Initial Purchaser”), the Company and the Guarantors and (iii) the Registration Rights Agreement, dated as of June 7, 2011 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchaser.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 7, 2011, pursuant to the Purchase Agreement, the Company closed on the sale of $280,000,000 aggregate principal amount of its Senior Notes. Under the Purchase Agreement, the Senior Notes were offered and sold to the Initial Purchaser, and will be reoffered by the Initial Purchaser, without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on applicable exemptions from the registration requirements of the Securities Act.

The Initial Purchaser served as sole book-running manager with respect to the private placement of the Senior Notes. In addition, the Initial Purchaser served as dealer manager for the Company’s tender offer (“Offer”) to purchase any and all of the Company’s $192,500,000 aggregate principal amount of 11% Senior Secured Notes due 2015 (CUSIP 345140 AC 1) (the “2015 Notes”), which Offer commenced on May 9, 2011, and as solicitation agent for the related consent solicitation (“Solicitation”). The Offer and Solicitation have expired.

The net proceeds to the Company from this offering were approximately $272.7 million dollars, after the initial purchaser discount and estimated transaction costs. The Company used approximately $223.2 million of such proceeds to repurchase approximately 99.8% of the outstanding $192,500,000 aggregate principal amount of its 2015 Notes pursuant to the Offer for the 2015 Notes and Solicitation. The Company accepted for purchase and payment all 2015 Notes that were tendered by the time of expiration of the offer. The $223.2 million comprised the total consideration paid for such Notes tendered, including related accrued interest and consent fees for those 2015 Notes tendered by the consent date. In addition, the Company used $21.5 million of the net proceeds to repurchase all of the outstanding $20 million aggregate principal amount of its First Priority Floating Rate Notes due 2014 which amount comprised the outstanding principal and accrued interest plus a make-whole premium. The Company expects that the remaining proceeds will be used to repurchase the remaining 2015 Notes and for general corporate purposes.

Pursuant to the Senior Notes Indenture, the Company issued the Senior Notes, which bear interest at 9% per annum on the principal amount, accruing from June 7, 2011. Interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year commencing December 15, 2011. The Senior Notes will mature on June 15, 2019. The Senior Notes are senior, unsecured obligations, ranking equally in right of payment with all of the Company’s existing and future unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness incurred by the Company in the future. The Company’s obligations under the Senior Notes are guaranteed by all of the Company’s significant domestic restricted subsidiaries.

On or after June 15, 2015, the Company may at its election redeem all or a part of the Senior Notes at an initial redemption price equal to 104.5% of the principal amount, plus accrued and unpaid interest, if any. The redemption price will decline to 102.25% of the principal amount, plus accrued and unpaid interest, if any, on or after June 15, 2016 and then will decline to 100% of the principal amount, plus accrued and unpaid interest, if any, beginning on June 15, 2017. In addition, before June 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes at 109% of their principal amount, plus accrued and unpaid interest, if any, with the proceeds of certain offerings of the

Company’s capital stock. The Company also has the right to redeem any and all of the Senior Notes at any time prior to June 15, 2015 for the make-whole redemption price, which equals, for each Senior Note, 100% of the principal amount of each Senior Note plus any accrued and unpaid interest to, but excluding, the redemption date, plus the Applicable Premium. The Applicable Premium equals the excess of (i) the present value at the time we redeem such Senior Notes of the redemption price of the Senior Notes at June 15, 2015 plus all required interest payments due on the Senior Notes through June 15, 2015 (excluding accrued interest through the date of redemption) computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points, over (ii) the principal amount of the Senior Notes, if greater.

Upon a Change of Control (as defined in the Senior Notes Indenture), the holders of the Senior Notes will have the right to require the Company to purchase the Senior Notes at a purchase price equal to 101% of the outstanding principal amount of the Senior Notes on the date of the purchase, plus accrued and unpaid interest, if any. Upon receipt of excess proceeds equal to or exceeding $10 million from certain asset sales, the Company will be required to make an offer to purchase all or a portion of the Senior Notes in amount equal to such excess proceeds at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. The Senior Notes are not entitled to the benefits of a sinking fund.

The Senior Notes Indenture contains certain covenants that restrict the Company’s ability and the ability of certain of the Company’s subsidiaries to: (i) incur additional indebtedness; (ii) create liens on its assets to secure debt; (iii) pay dividends or make other distributions; (iv) purchase equity interests or redeem subordinated indebtedness early; (v) make investments or certain other restricted payments; (vi) sell assets or merge or consolidate with other companies; (vii) issue or sell capital stock of the Company’s subsidiaries; (viii) enter into certain transactions with affiliates; or (ix) engage in unrelated business activities. These limitations are subject to a number of important qualifications and exceptions. While similar in nature to the covenants in the indenture governing the 2015 Notes, the effect of many of the covenants in the Senior Notes Indenture is significantly less restrictive on the Company and its subsidiaries. Upon an Event of Default (as defined in the Senior Notes Indenture), the trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding, may, and the trustee at the request of such holders is required to, declare the principal of and accrued interest on the Senior Notes to be due and payable immediately.

The Initial Purchaser and their direct and indirect transferees will be entitled to the benefits of the Registration Rights Agreement entered into between the Company, the Guarantors and the Initial Purchaser. Under the Registration Rights Agreement, the Company has agreed to file a registration statement to register notes (the “Exchange Notes”) substantially similar to the Senior Notes with the Securities and Exchange Commission (the “SEC”) within 90 days after June 7, 2011, as part of an offer to exchange such Exchange Notes that generally are freely transferable for the Senior Notes. The Company has agreed to use reasonable best efforts to cause the (i) exchange offer registration statement to become effective on or prior to 210 days after June 7, 2011, and (ii) exchange offer to be consummated on or prior to 30 business days after the exchange offer registration statement has become effective. In certain circumstances, if so obligated to file, the Company has agreed to use its reasonable best efforts to file a shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause such shelf registration statement to be declared effective by the SEC on or prior to 90 days after such shelf registration is filed. If the Company fails to register within the specified time, the exchange offer of the Senior Notes or the resale of the Senior Notes pursuant to a shelf registration statement, in each case as required in the Registration Rights Agreement, the Company will be obligated to pay additional interest to the holders of the Senior Notes.

The Senior Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to purchase the Senior Notes, or an offer to purchase or the solicitation of an offer to sell the 2015 Notes.

The description of the provisions of the Senior Notes Indenture, the Registration Rights Agreement and Purchase Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Senior Notes Indenture, the Registration Rights Agreement and the Purchase Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 1.1, 4.1 and 4.2, respectively.

Item 8.01 – Other Events

On June 7, 2011, the Company announced that it closed on the sale of the Senior Notes to the Initial Purchaser and repurchased approximately 97.6% of the outstanding $192,500,000 aggregate principal amount of its 2015 Notes. Subsequent to the announcement, the amount of the 2015 Notes repurchased was revised to 99.8% of the outstanding 2015 Notes.

A copy of the referenced press release is attached as Exhibit 99.1.

Set forth below is a report on the Company’s capitalization at March 31, 2011 as adjusted for the above described transactions.

CAPITALIZATION

The following sets forth our consolidated cash and cash equivalents and capitalization at March 31, 2011:

•	on an actual basis; and

•

as adjusted to reflect the issuance of the Senior Notes and the application of the net proceeds from the sale, based on the (i) purchase of all of the outstanding First Priority Floating Rate Notes due 2014 for aggregate consideration of approximately $21.5 million and (ii) purchase of an aggregate of $192,145,000 of aggregate principal amount of our 2015 Notes on June 7, 2011 for aggregate consideration of approximately $223.2 million and assuming that we purchase the remaining $355,000 principal amount of our 2015 Notes at a price approximately equivalent to those recently purchased, together, in each instance, with accrued interest.

The information in this table is unaudited. This table should be read in conjunction with our audited and unaudited historical financial statements and the notes to those statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

	As of March 31, 2011
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents(1)	$21,696	$50,691

Debt:
First Priority Floating Rate Notes due 2014	$20,000	$—
2015 Notes	189,991	—
Senior Notes	—	273,650
Other debt	8,667	8,667

Total debt	218,658	282,317

Senior convertible preferred shares	16,153	16,153

Shareholders’ equity(2)	138,134	102,288

Total capitalization	$372,945	$400,758

(1)	Includes other available funds in addition to proceeds of sale of the Senior Notes.
(2)	Adjusted to reflect the premiums paid on the 2015 Notes in connection with the purchase of the 2015 Notes and in connection with the repurchase of the First Priority Floating Rate Notes due 2014, along with the write-off of related deferred financing costs reflected on the balance sheet at March 31, 2011.

Based on the purchase and assumed purchase of the 2015 Notes as discussed above, the Company expects to record in the second quarter of 2011 a charge for an estimated pre-tax loss on early extinguishment of debt of approximately $35.8 million, consisting of approximately $24.4 million of repurchase premium and related fees paid in excess of aggregate principal amount on the 2015 Notes, and approximately $0.6 million of repurchase premium and related fees paid in excess of aggregate principal amount on the First Priority Floating Rate Notes due 2014. The remaining $10.8 million relates to the write off of deferred costs of $8.3 million and debt discount of $2.5 million. The Company expects the issuance of the Senior Notes and the repurchase of the outstanding 2015 Notes and First Priority Floating Rate Notes due 2014 will result in an increase in annualized net interest expense of approximately $1.2 million.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

1.1	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto

4.1	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee

4.2	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto

99.1	Press Release, dated June 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FORBES ENERGY SERVICES LTD.

Date: June 13, 2011	By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated as of May 24, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto

4.1	Indenture, dated June 7, 2011 among Forbes Energy Services Ltd., as issuer, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee

4.2	Registration Rights Agreement, dated as of June 7, 2011, among Jefferies & Company, Inc., Forbes Energy Services Ltd. and the guarantors party thereto

99.1	Press Release, dated June 7, 2011